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                                 1998 RESTATED BYLAWS

                                          OF

                             COLUMBIA SPORTSWEAR COMPANY

                                      ARTICLE I

                                SHAREHOLDERS MEETINGS

     1.1 ANNUAL MEETING. The annual meeting of the shareholders shall be held on the second Tuesday in May of each year at 2 p.m., unless a different date or time is fixed by the Board of Directors and stated in the notice of the meeting.

     1.2 SPECIAL MEETINGS. Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may be called by the President or the Board of Directors.

     1.3 PLACE OF MEETINGS. Meetings of the shareholders shall be held at any place in or out of Oregon designated by the Board of Directors.

     1.4 MEETING BY TELEPHONE CONFERENCE. Shareholders may participate in an annual or special meeting by, or conduct the meeting through, use of any means of communications by which all shareholders participating may simultaneously hear each other during the meeting, except that no meeting for which a written notice is sent to shareholders may be conducted by this means unless the notice states that participation in this manner is permitted and describes how any shareholder desiring to participate in this manner may notify the Corporation.

     1.5    NOTICE OF SHAREHOLDER BUSINESS AND NOMINATIONS.

            (1)     ANNUAL MEETINGS OF SHAREHOLDERS.

                    (a) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (ii) by any shareholder of the Corporation who was a shareholder of record both when notice is given as provided for in this
Section 1.5 and on the date of the annual meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this
Section 1.5.

                    (b) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to this Section 1.5, the shareholder

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must have given timely notice thereof in writing to the Secretary of the
Corporation and such other business must be a proper matter for shareholder action. To be timely, a shareholder's notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting will not commence a new time period for the giving of a shareholder's notice as described above. The shareholder's notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest in the business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder and of such beneficial owner, as they appear on the Corporation's books, and (b) the class and number of shares of the Corporation owned beneficially and of record by such shareholder and such beneficial owner.

                    (c) Notwithstanding anything in this Section 1.5 to the contrary, if the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this Section 1.5 shall also be considered timely (but only with respect to nominees for any new positions created by such increase) if it is delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which the public announcement is first made by the Corporation.

            (2) SPECIAL MEETINGS OF SHAREHOLDERS. Only business that has been brought before a special meeting of shareholders pursuant to the Corporation's notice of meeting shall be conducted at a special meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which


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directors are to be elected pursuant to the Corporation's notice of meeting
(a) by or at the direction of the Board of Directors or (b) if the Board of Directors has determined that directors shall be elected at the meeting, by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this Section 1.5, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this
Section 1.5. If the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be), for election to the position(s) specified in the Corporation's notice of meeting, if the shareholder's notice required by this Section 1.5 is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the later of the 60th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at the meeting. The public announcement of an adjournment of a special meeting shall not commence a new time period for the giving of a shareholder's notice as described above.

            (3)     GENERAL.

                    (a)    Only the persons nominated in accordance with this
Section 1.5 shall be eligible to serve as directors, and only the business that has been brought before a meeting of shareholders in accordance with the procedures set forth in this Section 1.5 shall be conducted at the meeting. Except as otherwise provided by law, the articles of incorporation of the Corporation or these bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this Section 1.5 and, if any proposed nomination or business is not in compliance with this Section 1.5, to declare that such defective proposal or nomination be disregarded.

                    (b) For the purposes of these bylaws, "public announcement" means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

                    (c)    Notwithstanding the foregoing provisions of
Section 1.5, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Section 1.5. Nothing in Section 1.5 shall affect any rights of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to rules under the Exchange Act.


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                                   ARTICLE II

                               BOARD OF DIRECTORS

     2.1 NUMBER AND TERM. The number of directors of the Corporation shall be at least three and no more than nine. Within this range, the number of directors at the time of the adoption of these Restated Bylaws shall be six, and the number of directors shall otherwise be determined from time to time by the Board of Directors.

     2.2 REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, the annual meeting of shareholders.

     2.3 SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by the President or any two directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place in or out of Oregon as the place for holding any special meeting of the Board of Directors called by them.

     2.4 NOTICE. Notice of the date, time and place of any special meeting of the Board of Directors shall be given at least 24 hours prior to the meeting by notice communicated in person, by telephone, telegraph, teletype, other form of wire or wireless communication, mail or private carrier. If written, notice shall be effective at the earliest of (a) when received, (b) three days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed, or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee. Notice by all other means shall be deemed effective when received by or on behalf of the director.

                                  ARTICLE III

                                   OFFICERS

     3.1 APPOINTMENT. The Board of Directors at its first meeting following its election each year shall appoint a President and a Secretary. The Board of Directors may appoint any other officers, assistant officers and agents. Any two or more offices may be held by the same person.

     3.2 COMPENSATION. The Corporation may pay its officers reasonable compensation for their services as fixed from time to time by the Board of Directors.

     3.3 TERM. The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.


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     3.4    REMOVAL.  Any officer or agent appointed by the Board of
Directors may be removed by the Board of Directors at any time with or without cause.

     3.5 PRESIDENT. Unless otherwise determined by the Board of Directors, the President shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall be responsible for the general operation of the Corporation. The President shall have any other duties and responsibilities prescribed by the Board of Directors. Unless otherwise determined by the Board of Directors, the President shall have authority to vote any shares of stock owned by the Corporation and to delegate this authority to any other officer.

     3.6 VICE PRESIDENTS. Each Vice President shall perform duties and responsibilities prescribed by the Board of Directors or the President. The Board of Directors or the President may confer a special title upon a Vice President.

     3.7 SECRETARY. The Secretary shall record and keep the minutes of all meetings of the directors and shareholders in one or more books provided for that purpose and perform any duties prescribed by the Board of Directors or the President.

                                  ARTICLE IV

                              ISSUANCE OF SHARES

     4.1 ADEQUACY OF CONSIDERATION. The authorization by the Board of Directors of the issuance of shares for stated consideration shall evidence a determination by the Board that such consideration is adequate.

     4.2 CERTIFICATES FOR SHARES. Certificates representing shares of the Corporation shall be signed, either manually or in facsimile, by two officers of the Corporation, at least one of whom shall be the President or a Vice President.

                                   ARTICLE V

                                   AMENDMENTS

            These Bylaws may be amended or repealed and new Bylaws may be adopted by the Board of Directors or the shareholders of the Corporation.


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